Exhibit 99.1

NetScout’s Fourth Quarter Operating Results Conference Call

Transcript of Conference Call

May 4, 2005

4:30 p.m. ET

Operator

Ladies and gentlemen, thank you for standing by and welcome to NetScout's fourth quarter operating results conference call. At this time all participants are in a listen-only mode. Later we'll conduct a question and answer session. Instructions will be given to you at that time. As a reminder this conference call is being recorded. With us today is NetScout's President and CEO, Mr. Anil Singhal. He's accompanied by NetScout's Chief Financial Officer, Mr. David Sommers. Also with Mr. Singhal is NetScout's Director of Investor Relations, Ms. Cathy Taylor. At this time for opening remarks I would like to turn the call over to Mr. Singhal. Please go ahead, sir.

Anil Singhal - NetScout Systems - President, CEO

Thank you and good afternoon, everyone. Welcome to NetScout's fourth quarter and full fiscal year 2005 conference call. Fiscal year 2005 was a banner year for NetScout. During the call today I will review some of the success factors that contributed to this performance. In addition I'll share with you the high level goals and initiatives for the new fiscal year that we believe will allow us to repeat this performance moving forward. Later, David will review the financial results and Company performance in greater detail. First let me introduce you to Cathy Taylor, Director of Investor Relations, who will read the Safe Harbor statement.

Cathy Taylor - NetScout Systems - Director of Investor Relations

Thank you, Anil. During the course of this conference call we will be providing you with a discussion of the factors we currently anticipate that may influence our results going forward. Before doing so, we want to emphasize that these forward looking statements may involve judgments and that individual judgments may vary. Forward looking statements include express or implied statements regarding future and economic and market conditions, revenues, profitability, growth, delivery and market acceptance of NetScout products. It should be clearly understood that the projections in which we base our guidance and our perception of the factors influencing those projections are highly likely to change over time. Although those projections and the factors influencing them will likely change we will not necessarily inform you when they do. Our Company policy is to provide guidance only at certain points in the year such as during the quarterly earnings call. We do not plan to otherwise update that guidance. Actual results may differ materially from what we say today and no one should assume later in the quarter that the comments we provide today are still valid. These and other specific factors could change causing our projections not to be achieved. Specific risks and uncertainties are discussed in NetScout's Form 10-Q for the quarter ended December 31st, 2004 on file with the Securities and Exchange Commission. I will now turn the call back over to Anil Singhal our Chief Executive Officer.

Anil Singhal - NetScout Systems - President, CEO

Thank you, Cathy. As I mentioned during my opening remarks, fiscal year 2005 was a banner year for NetScout. We met or exceeded most of the important goals we had set at the beginning of the year. These goals included double digit revenue growth in the 15 to 20% range, significantly improved profitability in the face of increasing Sarbanes-Oxley and related G&A expenses, gaining market share against our closest competitors, and the largest number of new product introductions in the history of the Company. Revenue for the fourth quarter was $22.6 million compared to revenue of $22 million in the previous quarter and revenue of $19.5 million in the fourth quarter of last year. This was the seventh successive quarter of revenue growth for the Company. Net profit for the quarter was $610,000 or $0.02 cents per diluted share compared to net profit of $906,000 or $0.03 cents per diluted share for the previous quarter and compared to a net loss of $177,000 or minus $0.01 cent per basic and diluted share in the fourth quarter of fiscal year 2004.

For the full year ended March 31st, 2005, NetScout reported revenue of $85.2 million, an increase of 19% over revenues of $71.5 million for the fiscal year ended March 31, 2004. The net profit for the fiscal year ended March 31, 2005 was $2.9 million or $0.09 cents per diluted share compared to a net loss of $545,000 or minus $0.02 cents per basic and diluted share for the past fiscal year. Product revenue, another good indicator of the strength of our business, increased 24%.

Our execution was better in almost all geographies signifying a maturing sales force and product set. Armed with our unique CDM technology and the compelling nGenius performance management solution, we embarked on four new go-to-market initiatives at the beginning of the year, to deliver on our fiscal year 2005 goals. These initiatives were the following:

First, we targeted new Telecom industry vertical, wireless service providers. This resulted in significant new business from the likes of Cingular, Vodafone and AT&T Wireless, which is now a part of Cingular. Some of these were very large competitive deals. Wireless service providers have been investing a lot in rebuilding or enhancing their network infrastructures to carry next generation value-added voice, web and multi-media services. The nGenius solution offers unparalleled visibility, proactive management, and real-time trouble shooting to allow these customers to provide the best quality of service and support responsiveness which ultimately leads to customer retention and the sale of other value-added services.

Second, we expanded our footprint in the Federal space. Until last year, our presence and focus in this area was minimal. During the year, we doubled our sales presence, worked closely with federal resellers, leveraged our partnership with OPNET, which has a very active federal business, and worked with the Joint Interoperability Test Command to obtain a standards and interoperability assessment of the nGenius solution for the U.S. Defense Information Systems Agency. The result was a very successful year with showcase customers like the Air Force and the Veteran's Administration.

Third, we invested significantly in the emerging China market, in the wake of a slow down of the business in the Japanese market. During the year we continued to add sales personnel in China, contracted with several new resellers and developed a number of significant new customer relationships. With what we have learned about the Chinese market, we are exploring some new product packaging and delivery options which we believe will further increase our penetration in Asia in the coming year.

Lastly, during fiscal 2005 we complemented our sales resources in major sales territories with a full deployment of dedicated channel relationship managers. This was a major source of new customer business and resulted in over 100 new customers and 15% growth in new customer orders to over $10 million.

We believe that these results are proof that our focused selling strategy and tight execution by our highly experienced sales team is building momentum. At the same time, we are convinced that our potential is much greater than the results have indicated thus far.

So, what about our future growth? While we are providing detailed guidance for only the first quarter today, we would like to share with you the internal goals we have set for our business for the full fiscal year. In the new fiscal year, we are aiming to cross the $100 million mark in annual revenues, which will mean a second year of 15% to 20% growth. We are working to leverage our current infrastructure to produce an operating margin of 10% in the last quarter of this fiscal year.

Our confidence in achieving this aggressive goal comes from several factors. First, we have tapped only a fraction of the potential in the new growth segment we identified last year, which is wireless service providers, Federal and China. In addition, we expect to continue to do steady business with our traditionally strong markets like financial services.

Second, we launched several new products recently-- High Definition Performance Management, the nGenius Flow Recorder and the Netflow Collector, which have yet to impact the revenue stream.

Third, we are in the best competitive position ever against our two closest competitors---Network General and Concord. Most of them have recently experienced significant disruption, and we hear that is it causing customer satisfaction issues. This gives us an opportunity to further increase our market share. To take advantage of this we'll be launching aggressive marketing campaigns targeted at current customers of these key competitors. We plan to convert them to an nGenius solution by demonstrating the breadth and depth of our solution and the strength and stability of NetScout and by offering them conversion incentives.

Fourth, we'll continue to expand our competitive advantage through increasing our R&D productivity. Our new India development center will enable us to accelerate our record pace of new product introduction without significant new expenses. While we do not expect any significant direct revenue in the coming year as a result of our recent Quantiva acquisition, the indirect impact will be significant.

The feedback and reaction to our acquisition from our major customers have been extremely positive. They recognize that NetScout is a company which has continued to make major investments, to address the new IT challenges and which will be around to support them in the future. In addition, the automated analysis direction also increases our partnering opportunities with leading enterprise application and infrastructure management system vendors.

And finally, many large enterprise customers are engaged in major infrastructure upgrades in support of IT initiatives like data center consolidation, voice-data convergence, introduction of wireless and multi-media traffic, disaster recovery systems and migration from traditional hub-and-spoke WAN configurations to MPLS-based fully-meshed configurations. The inevitable business disruption caused by these upgrades can be minimized and made transparent to their end users by a strategically deployed nGenius Performance Management solution. Equally important to our business is the fact that these are funded projects with clearly defined needs, yielding a shortened sales cycle. In some cases we'll be working closely with our sales partners to discover, develop and close these opportunities. The expanded partnership with SBC Services we referred to in the earnings announcement today is an example of one such partnership.

We believe that these factors combined with our stable and experienced team and established support infrastructure will allow us to deliver on our top and bottom line growth objectives for the new fiscal year. In summary, we are working hard and diligently to deliver NetScout's true value to our customers, investors and other stakeholders. We're excited about the opportunity in front of us and are now committed to capturing its full potential. We would like to thank you for your support during the last year and look forward to working with you in the coming year. With that I would like to turn the call over to David.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you very much, Anil. It's my pleasure to review our quarterly financial results, which you can find in the financial statements included with our press release. Revenue for the fourth fiscal quarter of 2005 was $22.6 million, a strong 16% increase over the fourth quarter of fiscal year 2004 and an increase of 3% over last quarter. Our product revenue drove the overall growth with a 22% increase from a year ago and 8% over last quarter.

Service revenue increased 7% year-over-year and decreased 6% over last quarter as we continue to see lumpy revenue contributions from retroactive maintenance renewals. License and royalty revenue was down 3% from a year ago and increased 9% from last quarter. We expect royalty revenue, which is from our Cisco resale relationship, to be lower in the next quarter and to be even smaller in the future as the Cisco resale agreement winds down.

Revenue from our direct sales force was 48% compared to 46% last quarter, and reseller revenue was 52% of total revenue compared to 54% last quarter.

As Anil mentioned, we are focused on further strengthening our relationships with resellers through our new multi-tiered channel program using joint marketing programs to help drive that initiative. One of the successful relationships that we built during the year is with SBC Communications where we signed a reseller agreement to offer our products to their large enterprise customers. During the fourth quarter, we signed a further agreement with SBC Services, the consulting services arm of SBC Communications. SBC Services has selected NetScout's nGenius Performance Management system displacing several key competitors as the core tool set for use in their advanced network consulting services practice which include the planning and design of next-generation IP networks, optical and wireless architectures, application profiling and modeling, network consolidation and expansion, MPLS migration and more. These two components of our SBC relationship are complementary, with SBC's consulting group demonstrating to their customers the value of our products and recommending follow-on purchase through the SBC sales group. This is a unique relationship for NetScout today but one that we believe will be a prototype with other resellers.

During this quarter, we added 26 new customers worldwide representing 7% of total orders, down from 36 new customers in the third quarter. Among some of our largest new customers are the United States Special Operations Command, NATO in Europe, Singapore Telecom and Manulife.

We had 278 repeat customers this quarter, representing 93% of order volume, down from 296 in the third quarter. Some of our repeat customers include Goldman Sachs, the Chicago Mercantile Exchange, NASA , Bell Canada, and Lockheed Martin.

We had 60 customers with order volume over $100,000 this quarter including 7 customers with order volume greater than $500,000 and 3 customers over $1 million. Competitive wins totaled more than $3.7 million in the fourth quarter involving approximately 21 deals against other leading network management vendors, principally Network General and Concord Communications.

Turning now to our vertical markets. This quarter, the financial services sector represented 36% of order dollar volume followed by a strong showing of the telecommunications sector with 17% of orders. The government sector came in third at 16%. Our telecommunication sector was very strong this quarter, driven by wireless service providers as Anil mentioned. This is a growing market segment for us. Two out of the three million dollar deals we saw this quarter came from wireless service providers. These two deals developed after significant competitive battles, which we won. We're now the standard solution for performance management in both accounts.

One of these large wireless service providers is located in Europe and is using our solution to monitor the delivery of applications across their networks and subsequently to individual mobile phone users. These applications which include text messaging, e-mail, photos, video and access to the internet, are important revenue producers for mobile communications companies. Our solution is assuring the performance of these applications as they're delivered to end-users. Our probes are monitoring critical points across our customer’s new 3G-network core that links its European headquarters with foreign offices and its data centers. In addition they're using several of our nGenius Flow Recorders for forensic analysis of application performance.

Another $1 million deal came from a wireless customer that has acquired a number of our new OC48 probes. We announced the new OC48 probes in a press release issued earlier today. This wireless customer is using these high-speed probes to identify capacity planning issues and to troubleshoot anomalies as it rolls out and tests a new 3G-network. As a result of the speed at which the nGenius system helped this customer identify and then resolve network latency and other issues, the customer was able to shorten the time to market of its new network by nine months. This was a competitive win for us and we were chosen because of the completeness of our solution over others. Key factors included our distributive view of the network and our ability to handle a variety of network topologies including OC3, OC12 and OC48. Based on these successes we expect the telco and wireless carrier segment to continue to be strong.

Revenue from international sales was 16% of total revenue down from 24% last quarter with Asia representing 3 points of the total and Europe 13 points due to seasonal slowness overseas combined with significant strength in our U.S. business.

Turning back to our financial picture, our gross profit for the quarter was $16.8 million up 13% year-over-year and flat sequentially. Gross margin was 74% in the quarter, down 2 points year-over-year and down 3 points sequentially but within our gross margin target range of 73 to 76%. The decline was caused primarily by unusually high discounting for a large customer who installed early prototypes of our new nGenius Flow Recorder and then bought them. We expect our gross margins to return to the high end of our target range in the near term.

Operating expenses in total were $16.3 million up 4% year-over-year and up 3% from last quarter. The increase in expense resulted primarily from Sarbanes-Oxley expenses. We spent approximately $600,000 in the fourth quarter in our Sarbanes-Oxley compliance effort and over $1 million for the full year, not including the cost of our internal efforts that were diverted from other tasks to focus on Sarbanes. Although the Sarbanes-Oxley compliance testing is ongoing we have not identified any significant issues and we believe that we will be SOX 404 compliant. However, we find the cost and impact to small companies like ours to be staggering. The effect on our EPS has been $0.01 cent per share in the fourth quarter in which we reported $0.02 cents, costing us one-third of our per share profitability and one half of our operating profitability in the quarter. For the full year, the effect is $0.02 cents or one-fifth of our per share profits and one quarter of our operating profit. Despite the SOX expense we had an operating profit for the fourth quarter of $539,000.

The net after tax profit for the quarter was $610,000 versus a net after tax loss of $177,000 a year ago and $906,000 last quarter.

Turning now to key balance sheet measures. Cash and marketable securities are $83.9 million, an increase of $8.4 million year-over-year and $4.5 million from last quarter.

Accounts receivable net of allowances were $11.9 million compared to $13.2 million last quarter and $10.9 million a year ago. Day sales outstanding were 47 days for the quarter down from 54 days in the prior quarter and within our target range of 45 to 55 days. Inventories were $3.1 million, which represents no change from last quarter.

And now for our guidance. We're issuing detailed guidance only for the June quarter today; we expect first quarter revenue to be in the range of $23 million to $24 million, we expect earnings per share to be in the range of $0.02 to $0.03 cents. More generally, for the full year of fiscal 2006, as Anil mentioned, we expect 15 to 20% growth, which will enable us to reach $100 million in revenue and to reach a 10% operating margin in the fourth quarter. This is the conclusion of our guidance. We expect to provide further guidance at the end of each quarter in our succeeding conference calls. We do not plan to and disclaim any obligation to provide updates to this information even though our expectations may change during the quarter.

And now Anil and I will take your questions. Lorie, would you please go ahead?

Questions & Answers

Operator

[Operator Instructions] And our first question is from the line of Richard Sherman with Janney Montgomery Scott. Please go ahead.

Richard Sherman - Janney Montgomery Scott - Analyst

Good afternoon, guys. Congratulations on a good quarter here.

Anil Singhal - NetScout Systems - President, CEO

Okay, thanks.

Richard Sherman - Janney Montgomery Scott - Analyst

I had a couple of questions on a couple of different areas here. Can you give us some more insights on the Flow Recorder win, when you talked about in the tax year about the 3G win? Can you talk about the forensics analysis; could you shed some more light on what is going on there and give us insights on what you're providing over alternative solutions that they are looking at?

Anil Singhal - NetScout Systems - President, CEO

I think that that's going to the 3G network core. There is a cellular part of the network, the 3G network, and there is an IP part of the network, so our solution is being deployed in the IP part of the network – where they are rolling out all the services and they want to see how much traffic, whether it's web services or voice or multimedia, how the bandwidth is being used by various services, various users and what kind of response times they're getting. In certain parts they are recording all of the data, that means every packet on the network, for future potential forensic analysis or data mining. And in terms of the uses of the product, it's not radically different from what financial services are using.

I think what was important to financial services; urgency for them has been transferred into a wireless people who are wireless service providers who basically have started thinking the same way. So while we are going after a new vertical it's basically a traditional use of our product. And on the other side we have made some changes like with the OC48 probe, the use is traditional, but the link speeds are much, much higher, so we developed some new things. One of them David talked about -- OC48 probe which despite the usage of our product they won't have deployed - - one of those wireless service providers wouldn't have deployed unless we were able to cover and had the visibility for that kind of speed and topologies.

Richard Sherman - Janney Montgomery Scott - Analyst

I see. So when we look at the transaction, maybe - - it looks like a large transaction here. Is - - can you give us a ratio of the number of probes to recorders that were purchased; is it 4 to 3 or 2 to 1? Can you give us some kind of fence for that?

Anil Singhal - NetScout Systems - President, CEO

We don't have the ratio, but I mean - - we announced the price, just to give you a price point for the OC48 probe, that's roughly $80,000 -- we announced that as part of the press release. The OC12 probes are maybe about half of that price. I don't have exact ratio but these are high-end probes. At least in one of the areas where we had OC48 and packet over SONET deployment.

David Sommers - NetScout Systems - SVP General Operations, CFO

Was your question, Rich - - about the Flow Recorder ratio?

Richard Sherman - Janney Montgomery Scott - Analyst

I guess I was trying to get to the sense of when you sell a large transaction like this, is there a way to think about the number of probes and the relative ratio the number of recorders that you would sell - - would you sell for every three recorders or three probes you might sell one recorder or is it one-to-one? I'm trying to get a sense for the attach rate of recorders to a large transaction that includes X number of probes?

Anil Singhal - NetScout Systems - President, CEO

Right now it's too early because we just came out with the recorders recently and so I think the ratio will be not very, very high but we don't know that ratio right now.

Richard Sherman - Janney Montgomery Scott - Analyst

Okay, and then shift gears over to some of the numbers, here. Sarbanes-Oxley costs were highlighted, David, during your remarks. Would we expect to see that step down, maybe not in June, but back into the September quarter?

David Sommers - NetScout Systems - SVP General Operations, CFO

Well, we wouldn't expect to see the $600,000 a quarter rate continue; we are not yet prepared to say that our total year expense - - full year expense rate will be lower. In fact we think it may be actually higher coming up than in the coming year than the $1 million that we spent. That $1 million, those numbers include both the outside services that we used for the effort as well as new people that we hired, specifically to support the effort. And many of those new people that we hired toward the end of last year will be on board for full year, working on our Sarbanes compliance going forward, so we had an “all hands on deck” effort. Many, many long days and long weeks for a lot of people who had day jobs here. And we're not going to do that going forward, so we will have as we have stacked up at the end of the year, we will have some higher, potentially higher ongoing expense but not at the $600,000 quarter rate.

Richard Sherman - Janney Montgomery Scott - Analyst

Thank you. Okay, and let me shift over to gross margin. The license gross margin you discussed would probably snap back this quarter, services gross margins were a little bit lower as well. Was there anything going on there?

David Sommers - NetScout Systems - SVP General Operations, CFO

Well our services gross margin is sensitive to volume revenue, and as we had some lumpy revenue we talk about this before in prior calls, when we don't get in a quarter much retroactive maintenance renewal and then the next quarter we do, you'll see revenue pop up and sometimes down again as it did this quarter. When it pops down most of our, in the short-term, most of our services costs are relatively fixed, because it's principally our customer support center, and so you'll see margins fluctuate modestly with revenue as they did this quarter.

Richard Sherman - Janney Montgomery Scott - Analyst

Does lingering maintenance contracts - - are there any vertical markets or any geographies that stand out as being slower, is it Europe - - it looks from the numbers that maybe Europe was impacted or international was impacted more than domestic on those maintenance renewals?

David Sommers - NetScout Systems - SVP General Operations, CFO

No, I don't think, certainly Europe was less of a revenue contributor this quarter than the last quarter but more in line, I think, this quarter with traditional revenue contributions but that is not a maintenance issue. I think that what happens to us with maintenance is as our largest customers build up significant inventories of our product, their maintenance bills naturally go up and we discuss those maintenance - - total maintenance bills with those customers over some period of time and sometimes that takes a while to get the renewal settled and under contract as we talked about before, and so it really happens mostly where we have concentrations of large customers and that's mostly in the U.S. today. Although it's changing, Europe has some very large customers growing up in Europe, so it's mostly in the U.S. where you see that lumpiness originate.

Richard Sherman - Janney Montgomery Scott – Analyst

Okay. Alright, thank you very much.

Operator

And our next question is from the line of Joe Craigen with Needham and Company. Please go ahead.

Kandy Rathinasamy - Needham and Company - Analyst

Actually it's Kandy Rathinasamy sitting in for Joe. I wanted to question here on the 3G providers here, are you part of rollouts or are you going to get more revenues from the same carriers or do you expect more revenues to come from new customers that you're going to be going after?

Anil Singhal - NetScout Systems - President, CEO

In the wireless area?

Kandy Rathinasamy - Needham and Company - Analyst

Yes.

Anil Singhal - NetScout Systems - President, CEO

We're really part of the core infrastructure to support the 3G services. So we're not being rolled out as part of services it's more of as an end user. David do you want to add something?

David Sommers - NetScout Systems - SVP General Operations, CFO

We are, as we mentioned in both of those situations we talk about part of the standard architecture, so as Anil said - - they don't buy more of our product as they roll out additional services, but as they do roll out additional network, we will participate in that and so we don't expect that these two large customers are done in buying our products, but we do expect that there's a population of another 30 or so around the world, at least 30 other large wireless carriers that are potential for us.

Kandy Rathinasamy - Needham and Company - Analyst

Okay. And competitively, is there - - I mean obviously I understand the changes in terms of the acquisitions and such - - is there anything else going on with the competition in terms of either particular verticals, geographies, technology that you're perhaps being more effective in?

Anil Singhal - NetScout Systems - President, CEO

I think we feel we are very effective already with the big competitors and I think there is nothing new going on - - I think in terms of the functionality of our product and the focus is increasing at the same time, so there is confusion in the competition. And so those three things together is creating a new mix, but these are our traditional competition, and we have competed with Network General for a long time and I think we see that we have an edge on the product and technology side, and they have some other issues related to - - not related to products but just the way things have been happening in those areas.

David Sommers - NetScout Systems - SVP General Operations, CFO

I would like to emphasize that a bit, that there isn't really a geography or vertical focus to the competition in which we're stronger or they are. It's pretty much across the board, Kandy.

Kandy Rathinasamy - Needham and Company - Analyst

Okay, thank you very much.

Operator

And our next question from the lines of James Cappello with Kern Capital. Please go ahead.

James Cappello - Kern Capital - Analyst

Hi, guys a couple of the things maybe I missed. The product revenue was up nicely, service was - - grew less than and I was just wondering why the gross margin fell so much?

David Sommers - NetScout Systems - SVP General Operations, CFO

Well, gross margin fell principally because of a large discounting at a large customer. We had a large customer who installed an early prototype of our Flow Recorder in order to help us test the product and make sure that the feature set was right, and in exchange for that help we gave that customer, who bought a significant number of Flow Recorders, a very large discount and that large discount was reflected in our gross margin in the quarter. There is also another normal thing going on here, not abnormal in the quarter, but as our product revenues grow as a proportion of our total revenue mix, our product margins, because of the hardware content of much of our product line, our product margins are lower, gross margins are lower than our service gross margins, and so as product revenue grows as part of the mix you'll see aggregate margins tend to decline. We've talked about that before and talked about that potential, which is why our gross margin range of 73 to 76% is where it is, even though in the past quarter or two, not the fourth quarter but the third quarter, our margins were slightly above that range, so those are the real factors, Jamie.

James Cappello - Kern Capital - Analyst

Is there anything you guys can do to get your product gross margins higher and increase the software content? You bought Quantiva right?

Anil Singhal - NetScout Systems - President, CEO

I think long-term that will have an effect. And one of the reasons we talked about operating margins, I mean - - we are comfortable with reaching operating margin levels, regardless of where we are in the range of the gross margin, and if they're on the higher side we'll have an upside but long-term, yes, I mean one of the things we see in the next fiscal year is increasing contribution from the analytics product line based on the Quantiva technology and it would even be higher than this range.

James Cappello - Kern Capital - Analyst

What is the service gross margin and product gross margin to date?

David Sommers - NetScout Systems - SVP General Operations, CFO

Bear with me a second. In the fourth quarter product gross margin was approximately 68%, service gross margin was about 85.5%.

James Cappello - Kern Capital - Analyst

How did service break down between technicians and maintenance?

David Sommers - NetScout Systems - SVP General Operations, CFO

The major component 90 plus % of our service revenue line is maintenance contracts. The maintenance contracts consists really of two components - - two principal elements, one is product support which consists of telephone support in large customer cases occasionally they will contract for an on site person and pay us for an on site person but usually it's telephone support and that includes bug fixes and patches to the product. And it also includes maintenance - - the other big element of maintenance is upgrades, so for customers who buy our maintenance contracts they get not only repair service, if you will, to the current products and that includes factory hardware repair, but also includes a free upgrade to any new versions of the product we come out with. Does that help?

James Cappello - Kern Capital - Analyst

Yes, it does. Are you seeing more -- any increase in repairs in the hardware side?

David Sommers - NetScout Systems - SVP General Operations, CFO

No. No our hardware stability is pretty good. Are you inquiring about why service margins are lower this quarter than before?

James Cappello - Kern Capital - Analyst

Yes.

David Sommers - NetScout Systems - SVP General Operations, CFO

No, the service margin issue is really a revenue volume issue, because our costs are essentially fixed because most of our cost is not hardware repair. Most of our cost is the customer service center here in Massachusetts and our satellite service center in India. It's the people that man those customer centers that are the major part of our service costs, and because those people costs are relatively fixed quarter to quarter, when revenue fluctuates up or down you'll see service margins move modestly.

James Cappello - Kern Capital - Analyst

With all of the consolidation that's taken place and you guys appear to have participated with Quantiva, do you have ideas of acquisitions in the future?

Anil Singhal - NetScout Systems - President, CEO

As we've mentioned in the past calls, yes we're open to that if it fits our business model and growth plans. So yes we're open to always looking for things and that is how we found and did the acquisition of Quantiva, so yes we're open to that. At the same time, we are putting a plan in place, which is not entirely dependent on new acquisitions.

James Cappello - Kern Capital - Analyst

Right, and on the other side of that coin would you guys be open to be acquired, I know CA has been quite inquisitive lately.

Anil Singhal - NetScout Systems - President, CEO

Yes, I mean, again, I mean everyone should be open to that at the right price, I mean we think we have a plan to grow the Company. We talked about a one-year plan and we have made investments in last three to four years -- so we'll see what happens.

James Cappello - Kern Capital - Analyst

Okay, and then if you're going to go it alone for another few years, is there any other discussion going on within the company to try and to get the operating margin higher than what your guidance is today? If the sales reach a certain level?

Anil Singhal - NetScout Systems - President, CEO

I think there are a couple things, but I think there will be a big change from last year as we approach the 10% operating margin number towards the end of this coming fiscal year. And the following year as we discussed earlier with the analytics products and more software content, that could even go higher.

David Sommers - NetScout Systems - SVP General Operations, CFO

Yes, Jamie, our operating margin target is 15 to 18%, so it is our intent to drive operating margins into that range. We're not going to get there by the end of this fiscal year, however, as we said.

James Cappello - Kern Capital - Analyst

Absolutely not or is that dependent of course on the revenue or do you just pile that back into marketing?

David Sommers - NetScout Systems - SVP General Operations, CFO

No it's dependent on revenue, we're not suggesting we will, but we can. But were we to exceed that revenue target that we discussed, then operating margins will be higher.

James Cappello - Kern Capital - Analyst

Obviously with the stock down here I don't think you guys should entertain an offer at these levels obviously, but I think leverage is important and I think getting that operating margin up would tremendously help the stock.

David Sommers - NetScout Systems - SVP General Operations, CFO

Yes, we understand, that's why we discussed it in the call and it is our focus.

James Cappello - Kern Capital - Analyst

Okay, thanks.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you.

Operator

Our next question from the line of Larry Petrone with Decision Economics Incorporated. Please go ahead.

Larry Petrone - Decision Economics, Inc. - Analyst

It sounds from your prepared comments that you significantly enhanced your sales and sales support channels in a number of areas you mentioned, Federal and the China market, just curious how many salespeople you added this quarter and what your plans are going forward for the rest of the year?

David Sommers - NetScout Systems - SVP General Operations, CFO

We have, hold on, let me get my notes here. We added two salespeople in the fourth quarter to hit a total of 49 quota carrying people. We are planning to add 10% on top of that, by the end of the first quarter. First quarter of this year if we can hire them all, find them all fast enough, and we're heading for a total of 57, so eight additional on top of the 49 we ended the last fiscal year with by the end of fiscal '06.

Larry Petrone - Decision Economics, Inc. - Analyst

David, is there a period, which you expect those sales folks to perform, obviously there's a learning curve issue. Even if they come to your Company with experience and with a customer list. Are we looking at a three to six month period, is it longer?

David Sommers - NetScout Systems - SVP General Operations, CFO

It depends on their experience as you said but in general with some of the disruption in the marketplace that we talked about earlier, there are experienced people available and an experienced person in this market can get up to speed in six months. Less, if they come from the right competitor. And if they come with less relevant experience in our product line or product space than it could take nine months or 12 months to really ramp up to full productivity.

Larry Petrone - Decision Economics, Inc. - Analyst

Thank you, the other question I had touched on – Concord, I think you mentioned earlier, about the disruption at Concord with regard to CA. I wondered if given that acquisition whether that potentially opens up some partnership possibility for NetScout. In other words, are there some competitors out there who would partner with you all given the fact that now Concord is working with CA, and CA would be a competitor of theirs. I'm wondering if this sort of realigns things a little bit, not just in terms of the straight competition that existed beforehand.

Anil Singhal - NetScout Systems - President, CEO

I think we are hopeful of that, but nothing has materialized right now on board direction, we are partnering with people who - - that partner with Concord or we are partnering with people who may be dissatisfied with the acquisition, but nothing has materialized at this point it's too early.

Larry Petrone - Decision Economics, Inc. - Analyst

Is that something you're looking at Anil?

Anil Singhal - NetScout Systems - President, CEO

We're looking at more from a bigger partnership, people bigger than us toward analytics or a network-centric solution. We're looking at people like HP and IBM; we already have partnerships with them but we're trying to move them to more strategic levels. And just like other networking companies -- like Concord can help CA, we can help companies like HP and IBM, so we're hoping this will help us and send a message more clearly to these people.

Larry Petrone - Decision Economics, Inc. - Analyst

Okay, thank you very much.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you.

Operator

Our next question from the line of Eyung Park with Colden Capital. Please go ahead.

Raj Venkataraman – Colden Capital - Analyst

This is actually Raj Venkataraman from Colden Capital. Congratulations on a pretty strong quarter, in a fairly tough environment.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you.

Raj Venkataraman – Colden Capital - Analyst

So, the question I had was just broadly thinking about the competitive environment you talked about Concord and related disruption. Do you see in terms of - - are you seeing this in the context of competitive wins or when you talk about some of the really good solid business wins that you have posted this year, or posted this quarter, it's not really a competitive situation but just basically you in a [inaudible].

Anil Singhal - NetScout Systems - President, CEO

First of all, I think the line was not very clear but what I understand you are asking is, has our competitive situation improved or changed with these companies? I think most important is the fact that we have this consolidation with a message for a long time through our CDM technology that means we can reduce the number of vendors, the number of point tools in your environment. But people are fairly satisfied with some of the other product solutions and they say “we can consolidate to some level, but we're still happy with two or three vendors,” and we see changes happening in the marketplace; they're rethinking their strategy and they're talking to us -- that this is another enabler to rethink about -- what we told them a few months ago. In that sense our competitive situation is decreasing, not because we're doing something better, but because there is some dissatisfaction for whatever reason with other vendors.

Raj Venkataraman – Colden Capital - Analyst

Okay, the second question I had was, you talked about your goal of achieving 10% operating margins by the end of the fiscal year. Is it basically just revenue increase with costs being flat, so you're going to see operating leverage, is that how it's going work out?

David Sommers - NetScout Systems - SVP General Operations, CFO

Yes that's right, that is what we've been talking about for some time, and working to drive the top line. We think that's a prudent strategy because it has enabled us to protect the critical resources that have built the competitive positions that Anil just talked about. So we think now, with the acceleration of the top line and the leverage, that that's going to drop to operating margins that we'll see the benefits, the fruits of that strategy. So it is yes, it is what you said.

Raj Venkataraman – Colden Capital - Analyst

And talking about the Quantiva-type of acquisition, when you talk about potential as you look forward in terms of opportunities, is it fair to say that you would be looking more at software and analytics types of acquisitions that would enhance gross margin or would there be a hardware component that you would still consider.

Anil Singhal - NetScout Systems - President, CEO

I think it is unlikely - - we are actually a software company. We sell hardware, but we're a software company. We buy appliances from contractors, we basically contract out all of the hardware work, so we won't be interested in buying companies just for hardware and that doesn't mean we'll focus only on analytics on the software side.

Raj Venkataraman – Colden Capital - Analyst

Right. Okay. Once again, really nice quarter, thank you.

Anil Singhal - NetScout Systems - President, CEO

Thank you.

Operator

Our next question from the line of Stanley Cohen with Atrium Advisors. Please go ahead.

Stanley Cohen - Atrium Advisors - Analyst

Hi. I follow some other companies who are involved in Ethernet over SONET networks and it appears to be a big and new growth market. Is there any opportunity for you guys there or am I totally off base?

Anil Singhal - NetScout Systems - President, CEO

Well, I'd say, I'm not fully familiar with that area but a lot of people are using Ethernet for the last mile - - and we're not focused on the last mile whether it is cellular or ISDN because I think the instrumentation needs and the performance management needs are more on the core side, when the traffic hits the data center and where there is consolidation of all traffic. So from the outside it doesn't look like that will be an opportunity for us directly.

Stanley Cohen - Atrium Advisors - Analyst

Okay and regarding Sarbanes-Oxley, other companies are in the same position as you with the large expenses, I see a number of them actually switch from their big auditors to smaller, say more affordable and more appropriate firms. Is that something you guys have considered.

David Sommers - NetScout Systems - SVP General Operations, CFO

Well, we think it is important to have a premier auditor in support of us, and so we plan to stay with the big four.

Stanley Cohen - Atrium Advisors - Analyst

Okay, thank you.

Operator

Thank you and our next question from the line of Jonathan Rothenberg with Emancipation Capital. Please go ahead.

Jonathan Rothenberg - Emancipation Capital - Analyst

I have a couple of questions actually. Can you go into a little further detail about the types of contributions you expect from Quantiva, obviously we know what the price tag was, but if you can maybe shed a little more light on how that's going to contribute to revenues and margins. Second question is, is it worthwhile for me to be concerned at all about competition from Cisco in terms of their NAM product. I know you partner with them, but to a point where it begins to take on enough functionality to become competitive. And the third question is with regard to building up in China, several companies - - a lot companies have gotten into trouble there, in term of safe guards and controls and maybe if you can detail a little bit what you guys are doing on that front.

Anil Singhal - NetScout Systems - President, CEO

Let me comment on the first two questions. First, I think contribution from analytics and what revenue we are seeing in that area, conservatively we have that factored into the 10% -- the number in the last quarter we talked about. In terms of competition from NAM, we continue to see competition from Cisco in many areas including NAM, but I think our position is - - we saw the peak of that some time ago and since that time after we released some of the new things, I think it's probably a downward trend. We don't see that is going to increase moving forward but we always have to worry about the places we have not been and as we expand our foot print and going to - - beyond our reputational customer segment, either with analytics or as we go after traditional competitors, we might see competition in those areas where we are not entered yet. So David you want to comment about the channel?

David Sommers - NetScout Systems - SVP General Operations, CFO

In terms of the exposure in China, it's probably helpful to describe our operating model. We operate essentially out of our headquarters in Westford with regards to all of our core financial controls. So, that means we invoice from here, we pay expenses from here, we ship product from here and not only in China, but in all of the international areas in which we operate, the presence that we have is essentially a sales and presales support presence, and so basically our control posture is one of a very centralized control system, so we don't believe we're as vulnerable to the kinds of things that you referred to in China and elsewhere, whereas companies with a more decentralized model would be. So we have focused on it, on those issues with our international subsidiaries, clearly as part of our Sarbanes-Oxley compliance process, that's why we don't believe we have the risk you talked about.

Jonathan Rothenberg - Emancipation Capital - Analyst

Okay, thanks.

Operator

Our next question from the line of David Bargazy with Brait Specialized Fund. Please go ahead.

Jason Crawshaw - Brait Specialized Fund - Analyst

Actually, this is Jason Crawshaw. Good afternoon. Nice job on the quarter, guys.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you.

Jason Crawshaw - Brait Specialized Fund - Analyst

Couple of the things, can you just maybe give us some color on what you're seeing on a visibility basis, is the environment tougher than it was maybe six months ago, is it the same, is it getting better? Would you just give a general overview on what you're seeing on a visibility basis?

David Sommers - NetScout Systems - SVP General Operations, CFO

In the external market there's a lot of increased uncertainty I think, given the soft patch oil prices, consumer confidence, rising interest rates. Those things affect our customers differently and we really focus on what affects our large customers mostly, but we have not seen, I think it is fair to say, a flow through of some of those major external factors in our business or our visibility into the future of our business, yet. We are concerned about the potential for that. Our visibility is based on small backlog that we maintain as we enter each new quarter -- and on the pipeline, the order flow that we can see, which is usually a pretty reasonable view out into the quarter, and our visibility at this point is really not much different than it has been in the last quarter or so.

Jason Crawshaw - Brait Specialized Fund - Analyst

So you haven't seen a lack in the sales cycle at this point today?

David Sommers - NetScout Systems - SVP General Operations, CFO

No, we haven't, yet. But we're obviously -- along with everyone else, we're watching for it. Some people have reported that. We haven't seen it yet, and we think that this may be a market in which the strong and well positioned do well, and those who are not so well positioned, do less well.

Jason Crawshaw - Brait Specialized Fund - Analyst

Next question then, and unrelated, if you look at the market cap relative to the cash that you have on hand and given the fact that you have just done a deal, you paid with cash, you’re cash flow positive, you're generating cash, it looks like profitability is going to get better, and I know you have a buy back or had one in place and it doesn't appear that's been very active. Why not do a tender offer, why not be more aggressive on the buy back? I know you probably want to do more deals down the road but certainly, there must be available $20 or $30 million of cash that you can actually put to good use by either doing a tender offer or more aggressive buy back. Why wouldn't you do something like that?

David Sommers - NetScout Systems - SVP General Operations, CFO

You're right our stock price is very attractive right now. Attractive to us and we think it should be attractive to lots of people. Given all of those things you said, and our buy back that we have authorized is still open, and as long as we think that the stock price is attractive, obviously we the Company have to follow our own blackout rules, so we're unable to trade until two days after the release of these earnings. But if the stock price remains at these attractive levels, we may well reactivate our buy back.

David Bargazy - Berate Specialized Fund - Analyst

When is the last time you bought back stock?

David Sommers - NetScout Systems - SVP General Operations, CFO

It's been some time. When the stock is at more reasonable levels, we've not been active, so the last time – it was two years ago I'm advised, was the last time we executed on the buy back.

David Bargazy - Berate Specialized Fund - Analyst

What about doing something like a tender offer? If you’re looking at 30 to 31 million shares out, you could do a tender offer and retire 20% of those shares and still have plenty of cash.

David Sommers - NetScout Systems - SVP General Operations, CFO

That's probably not in the cards for us, simply because we have a very closely held capital equity structure. We have Anil and Narendra who are the founders, who still own a significant portion of the Company. And we have major institutional shareholders who own in some cases own as much as 15% of the Company. When you add up all of the major institutional shareholders and insiders there's really only about 5% of the stock left to trade -- that trades regularly, and you see the effect of that in our trading volume. Were we to go back and aggressively buy back shares that would probably get worse, so we will be judicious in the execution of this. We don't want to make our float problem - - exacerbate our float problem.

Jason Crawshaw - Brait Specialized Fund - Analyst

Well, thanks guys and good luck.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you very much.

Operator

Our next question from Greg Weaver with Kern Capital. Please go ahead.

Greg Weaver - Kern Capital - Analyst

Hi, on your product revenue was the Flow Recorder 10% there?

David Sommers - NetScout Systems - SVP General Operations, CFO

No, it wasn't that large of the quarter's revenue. No the Flow Recorder is still ramping as a new product.

Greg Weaver - Kern Capital - Analyst

Okay, any sense of when that might become a measurable contributor?

David Sommers - NetScout Systems - SVP General Operations, CFO

Not one that we can predict, no.

Anil Singhal - NetScout Systems - President, CEO

I think a very important part is that it's not critical that it becomes an important contributor for the business plan for next year. Further, other products are equally profitable and usable, so that's one of the several products which we have -- it is a new product and gives us the opportunity to go back to existing customers and sell some new things, but other than that - - it's not the most important product for us to push, it’s just equally important as everything else.

Greg Weaver - Kern Capital - Analyst

Okay.

David Sommers - NetScout Systems - SVP General Operations, CFO

We don't target a specific revenue target by product like that. So whatever our sales force can find to make our customers more successful and productive in our product line is what we encourage them to sell.

Greg Weaver - Kern Capital - Analyst

I was just trying to get a handle on the dollar opportunity out there for you.

David Sommers - NetScout Systems - SVP General Operations, CFO

We think it is significant but we don't target it that way.

Greg Weaver - Kern Capital - Analyst

All right, how about 10% customers in the quarter?

David Sommers - NetScout Systems - SVP General Operations, CFO

No, no 10% customers. We had as we mentioned three customers who did over $1 million with us. But that's 5%. So we had a couple 5% customers and that's all.

Greg Weaver - Kern Capital - Analyst

And on the topic of your expenses here. From your guidance it seems like you're, at least from the Q1 guidance, you're not going to show too much incremental flow-through of the incremental revenue, and also for fiscal '06 if you're ending the year at a 10% operating margin that tells me your revenue flow-through to operating margin is no better than it was in the current year at 30%. Why can't we see some kind of leverage in fiscal '06?

David Sommers - NetScout Systems - SVP General Operations, CFO

Well we think we are going to show you that. Obviously, you would prefer to see more and I got the message. Part of what we're trying to do here is -- obviously we have Sarbanes-Oxley expense that is unavoidable. But part of what we're trying to do here is, as the market heats up, the employment market heats up, is to protect the engines that are driving the growth and the sales force and our infrastructure support group. So we are judiciously putting compensation plans in place to try to retain those people. It is, we think, extremely disruptive and it's this disruption that we've been talking about with some of our competitors. It’s extremely disruptive to have turnover of key people. So we think it is in the long run, a wise investment for us to do that as we can. Now we do it, and we try to strike a balance between profitability and EPS for our stockholders, like you, and we're very concerned about that, and between the other stakeholders in our venture. But ultimately it is the long-term health of the business that drives our decision making, and so that's why the operating leverage that you're seeing in our discussion about fiscal '06 isn't greater than we’ve discussed.

Greg Weaver - Kern Capital - Analyst

I understand the importance of keeping people around, but by the same token wouldn't there be some compensation structure, especially on the sales side, that would be linked more to revenue increases as opposed to just flat compensation?

David Sommers - NetScout Systems - SVP General Operations, CFO

Oh, and it is. That's what we have done. I didn't mean to imply otherwise; we're not just giving people salaries on the sales side. The compensation we're giving is related to revenue increase.

Greg Weaver - Kern Capital - Analyst

But my, "back of the envelope" calculation that if you're ending the year at 10% operating margin or doing some kind of linear path to get there, I mean 30% flow-through, I mean is there anything - - am I missing something on that? Or?

David Sommers - NetScout Systems - SVP General Operations, CFO

I don't do the calculation exactly that way, Greg. I can't confirm or disprove your 30% flow-through, but it may well be right so I don't know that you're missing anything. But I can't comment on it. I can do some calculations and we can talk again off line if you like.

Greg Weaver - Kern Capital - Analyst

Sure, thank you.

David Sommers - NetScout Systems - SVP General Operations, CFO

Thank you very much.

Operator

And our next question is a follow-up from the line of Stanley Cohen with Atrium Advisors. Please go ahead.

Stanley Cohen - Atrium Advisors - Analyst

I would like to take the previous question about the stock buy back one step further relating that to the cost of Sarbanes-Oxley and some of the things we talked about. Did you ever think that maybe it doesn’t make sense for you guys to be a public company? You could take this thing private; take away the expenses of being a public company, even at the current revenue rate and things should get better, you could throw up a lot of cash for the private shareholders. Has that thought crossed your head?

David Sommers - NetScout Systems - SVP General Operations, CFO

Oh yes, we think about as we go through the pain of Sarbanes-Oxley and other public company requirements that are getting worse and worse, we think about it all the time. It's not practical for us from where we are, we think.

Stanley Cohen - Atrium Advisors - Analyst

Why is that. It seems to be very practical?

David Sommers - NetScout Systems - SVP General Operations, CFO

Well, we don't have any private equity firms coming and knocking on our door.

Stanley Cohen - Atrium Advisors - Analyst

Given the cash you have, it won't take much for management and one or two shareholders to do it.

David Sommers - NetScout Systems - SVP General Operations, CFO

Well, suffice it to say, we do consider those things and we don't think it is in the cards in the short-term unless you know someone who'd be interested.

Anil Singhal - NetScout Systems - President, CEO

I think we - - David talked earlier about our long-term strategy and we think we can drive the value for everyone, with a slightly longer horizon than looking for those things right now - -

Stanley Cohen - Atrium Advisors - Analyst

Even more so if you think the future is very, very rosy and you have plenty of cash, you know, keep it all for yourself.

Anil Singhal - NetScout Systems - President, CEO

Yes, I know, but, we have already invested in the software and unless there is something very compelling - - I mean we have crossed that part of the hurdle already. We invested in this effort already and we'll continue with that, and I think despite that we'll be showing very good progress moving forward.

Stanley Cohen - Atrium Advisors - Analyst

Okay, thank you.

Operator

Thank you for your question and Mr. Sommers and Mr. Singhal I'll turn the call back to you at this time.

David Sommers - NetScout Systems - SVP General Operations, CFO

All right, thank you very much, Lorie. Thank you all for attending our conference call, we certainly appreciate your interest and your questions. And we look forward to seeing you at our next earnings call in July. Thank you and good afternoon.

Operator

And ladies and gentlemen this conference call will be made available for replay starting today May 4th at 8:00 p.m. eastern time. The replay of this conference will run until the date of May 18th at midnight eastern time. You may access the AT&T teleconference replay system by dialing 1-800-475-6701, please enter the access code 780085. International participants may dial 1-320-365-3844. Now those numbers again are 1-800-475-6701, and international participants may dial 1-320-365-3844. The access code is 780085. Well that does conclude our conference for today. Thank you for your participation and for using AT&T Executive teleconference service. You may now disconnect.

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